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                                                                 Exhibit 99.1

     ENTERBANK
HOLDINGS, INC.
Date

_________________________
_________________________
_________________________
_________________________

Dear __________:

    Enterbank Holdings, Inc. is a one-bank holding company organized in 1995 in order to provide Enterprise Bank with a more flexible ownership structure. Enterprise Bank, which opened for business in 1988, serves primarily the market of closely-held businesses and their owners and employees. The Bank's sister corporations are Enterprise Capital Resources, Inc., a wholly-owned subsidiary of Enterbank Holdings formed to provide merchant banking services to the Bank's target customers, and Enterprise Capital Management, Inc., a wholly-owned subsidiary of Enterprise Capital Resources which manages and acts as the general partner of the Enterprise Fund, L.P., a licensed small business investment company providing venture capital to growing companies. These sister corporations, like the Bank, are also targeted for significant growth in the near future.

    One of the primary business principles of both Enterprise Bank and Enterbank Holdings has been to maintain a strong capital base at all times. Therefore, in order to fund the anticipated expansion of the Bank and continue to maintain a strong capital position, the management of Enterbank Holdings has decided to register and offer for sale to the public additional common stock of Enterbank Holdings.

    Enterbank Holdings is pleased to provide you with an opportunity to participate in this initial public offering of its common stock. Enclosed is a copy of the company's prospectus which provides greater detail regarding Enterbank Holdings and all of its subsidiaries, our plans for the future, and the offering itself. The prospectus also describes many of the risks involved in an investment in Enterbank Holdings' stock.

    Please review this prospectus carefully. If you believe Enterbank Holdings' common stock fits your investment needs, please complete the enclosed subscription card and return it to us. If you have any questions regarding any of our businesses or this offering, you may contact us at (314) 725-5500.

Very truly yours,

/s/ Fred H. Eller                                    /s/ Ronald E. Henges

    Fred H. Eller                                         Ronald E. Henges
    President/Chief Executive Officer                     Chairman of the Board

             150 N. Meramec . Clayton, Missouri 63105-3753 . (314) 725-5500 .
                                     Fax (314) 721-6793